Exhibit 10.10

Job Offer Summary

VP, General Counsel, Secretary & Compliance Officer

Jim Frias

Title and Job Summary:

Reporting to the CEO, the VP, General Counsel, Secretary & Compliance Officer is responsible for: the management and execution of general corporate legal and compliance matters and activities for the Company; directing the legal affairs of the Company; managing outside counsel and developing litigation strategies and settlements for the Company; providing legal counsel and guidance on the corporate, patent and intellectual property activities of the Company; ensuring maximum protection of the Company’s legal rights; directing the defense of the Company against suits or claims; preparing the prosecution of the Company’s claims against others; overseeing the legal aspects of the Company’s transactions and the preparation of reports and statements of a legal nature; acting as Secretary to the Company’s Board of Directors and its various committees; and organizing, implementing and overseeing the Company’s compliance program.

Start Date:	Monday, July 10, 2017.

Lack of Employment Restrictions; Representations:

Jim Frias (Frias) represents to Treace, and any offer of employment will be conditioned on the fact that, he is under no restriction whatsoever in either his current or any prior employment or other working relationship or otherwise, that would prevent, limit or otherwise restrict him from being an employee of, and performing the duties of VP General Counsel, Secretary & Compliance Officer with the Company. If Frias were to commence employment with the Company, and any third party were to dispute his ability to work for the Company, the Company may modify the terms of his employment (if it so chooses and if possible) to accommodate any such restrictions; it being understood and agreed by Frias that should the Company determine in its sole discretion that such accommodation would not be in the best interests of the Company, Frias’ employment with the Company would be subject to immediate termination without liability to the Company. Frias further represents to Treace that he would not bring with him, nor use in his employment with the Company any confidential or proprietary information from any prior employer.

Stock Option Grant:

Frias will be eligible to receive (subject to confirmation by the Company’s board of directors) a grant of options to purchase 300,000 shares of the Company’s Class A Common Stock, with a strike price at its then current valuation. Such option would be subject to the Treace Medical Concepts, Inc. 2014 Stock Plan and would vest in equal 25% increments over 4 years. Additionally, the Company has established an annual option grant process that you would be eligible to participate in.

Salary:	Base Salary: $155,000 per year.

Bonus Plan:	Frias will be eligible to participate in the 2017 bonus plan as defined and approved by the compensation committee of the Board of Directors. The 2017 targeted bonus rate is 15% of base compensation.

Health Insurance:	The Company currently offers two Gold Level — United Health Care Plans. The Company covers approximately 70% of family and 80% of individual premiums. You would be eligible to enroll in the health plan on the first of the month following 60 days of employment.

Paid Vacation:	As an officer of the Company, you will participate in the executive vacation plan accruing 4 weeks of vacation per year prorated from date of hire in the first year, then 4 weeks per year in the following years. This paid vacation time is in addition to 10 paid Holidays per year per the Company’s holiday calendar.

Execution of Certain Agreements; Background Check:

Frias would be required upon commencement of employment to execute and deliver to the Company a restrictive covenant agreement that will contain, among other provisions, confidentiality, non-competition, non-solicitation, and assignment of inventions obligations, and confirmation of the at-will nature of the employment relationship. Nothing in this offer is intended to constitute or imply a contract of employment; employment with Treace is at will and subject to the terms of the Company’s policies as in effect from time to time. Any offer of employment would also be contingent on the satisfactory completion of a background and/or credit check, drug test and US employment eligibility verification.

This offer will expire at 5:00PM Eastern time on Friday, June 9, 2017.

Agreed and Accepted:	Jim Frias:	/s/ Jim Frias	Date:	June 8, 2017